UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form SD

SPECIALIZED DISCLOSURE REPORT

LIGHTING SCIENCE GROUP CORPORATION

(Exact Name of Registrant as Specified in Charter)

Commission file number: 0-20354

Delaware	23-2596710
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

1350 Division Road, Suite 204 West Warwick, RI	02893
(Address of principal executive office)	(Zip Code)

Mark D. Gorton

Executive Vice President and Chief Financial Officer

(321) 779-5520

(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒ Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2015.

Section 1 – Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure

The Conflict Minerals Report for the calendar year ended December 31, 2015, filed herewith as Exhibit 1.01, is publicly available at https://www.lsgc.com/pages/corporate-governance.

Item 1.02 Exhibit

As specified in Section 2, Item 2.01 of this Form SD, the Company is hereby filing its Conflicts Minerals Report as Exhibit 1.01 to this report.

Section 2 – Exhibits

Item 2.01 Exhibits

The following Exhibit is filed as part of this report:

Exhibit 1.01 – Conflict Minerals Report of Lighting Science Group Corporation for the Reporting Period January 1, 2015 to December 31, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTING SCIENCE GROUP CORPORATION (Registrant)

Date: June 28, 2016	By	/s/ Mark D. Gorton
Mark D. Gorton
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit 1.01	Conflict Minerals Report of Lighting Science Group Corporation for the Reporting Period January 1, 2015 to December 31, 2015